Exhibit 99.3

FINANCIAL STATEMENTS

OF

HOLLYWOOD CASINO CORPORATION

AS OF DECEMBER 31, 2002 AND 2001

AND

FOR THE THREE YEARS ENDED DECEMBER 31, 2002

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Hollywood Casino Corporation:

We have audited the accompanying consolidated balance sheets of Hollywood Casino Corporation (the Company and a Delaware corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the consolidated financial statements present fairly, in all material respects, the financial position of Hollywood Casino Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company entered into a Merger Agreement with Penn National Gaming, Inc.

Deloitte & Touche LLP
Dallas, Texas
February 21, 2003

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2002	2001
Current Assets:
Cash and cash equivalents	$127,256,000	$131,849,000
Short-term investments	80,000	—
Receivables, net of allowances of $3,158,000 and $3,571,000, respectively	6,040,000	5,232,000
Inventories	3,394,000	3,305,000
Deferred income taxes	2,255,000	2,233,000
Refundable deposits and other current assets	6,732,000	3,525,000
Restricted cash	1,000,000	—
Due from affiliates, net of valuation allowances	—	11,962,000

Total current assets	146,757,000	158,106,000

Property and Equipment:
Land and improvements	13,330,000	9,640,000
Buildings and improvements	231,735,000	224,897,000
Barges and riverboats	101,377,000	89,836,000
Operating equipment	122,324,000	142,224,000
Construction in progress	2,381,000	47,904,000

	471,147,000	514,501,000
Less - accumulated depreciation and amortization	(107,422,000)	(153,769,000)

Net property and equipment	363,725,000	360,732,000

Other Assets:
Deferred financing costs	10,806,000	13,535,000
Land rights	6,435,000	6,639,000
Other assets	7,717,000	14,385,000

Total other assets	24,958,000	34,559,000

	$535,440,000	$553,397,000

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	December 31,
	2002	2001
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$1,789,000	$2,056,000
Accounts payable	13,110,000	19,520,000
Accrued liabilities -
Salaries and wages	11,051,000	9,913,000
Interest	18,519,000	17,570,000
Gaming and other taxes	4,583,000	3,587,000
Insurance	4,271,000	4,588,000
Other	9,204,000	8,409,000
Other current liabilities	3,684,000	4,571,000

Total current liabilities	66,211,000	70,214,000

Long-Term Debt	550,088,000	550,950,000

Capital Lease Obligations	15,219,000	16,554,000

Other Noncurrent Liabilities	8,466,000	7,380,000

Commitments and Contingencies (Note 10)

Minority Interest (Note 7)	2,123,000	2,111,000

Shareholders’ Deficit:
Common Stock -
Class A common stock, $.0001 par value per share; 50,000,000 shares authorized; 25,729,000 and 25,334,000 shares issued and outstanding, respectively, net of 185,000 and 44,000 treasury shares at par, respectively	3,000	3,000
Class B, non-voting, $.0001 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	217,122,000	217,727,000
Accumulated deficit	(323,792,000)	(311,542,000)

Total shareholders’ deficit	(106,667,000)	(93,812,000)

	$535,440,000	$553,397,000

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001	2000
Revenues:
Casino	$527,777,000	$483,357,000	$333,427,000
Rooms	15,706,000	15,589,000	6,784,000
Food and beverage	55,092,000	56,852,000	33,773,000
Other	8,312,000	8,385,000	4,892,000
	606,887,000	564,183,000	378,876,000
Less - promotional allowances	(106,715,000)	(106,127,000)	(67,421,000)
Net revenues	500,172,000	458,056,000	311,455,000

Expenses:
Casino	338,990,000	321,284,000	202,321,000
Rooms	3,447,000	3,360,000	1,190,000
Food and beverage	15,955,000	18,382,000	9,331,000
Other	5,063,000	5,258,000	2,013,000
General and administrative	33,717,000	32,014,000	20,368,000
Depreciation and amortization	41,730,000	50,495,000	13,647,000
Development	72,000	603,000	1,058,000
Preopening	—	—	14,794,000
Executive compensation adjustment	(709,000)	2,848,000	—
Loss (recoveries) on affiliate obligations	800,000	(10,828,000)	—
Impairment losses	1,662,000	—	—
Loss on early extinguishment of debt	195,000	843,000	—
Total expenses	440,922,000	424,259,000	264,722,000

Income from operations	59,250,000	33,797,000	46,733,000

Non-operating income (expenses):
Interest income	1,424,000	4,873,000	11,349,000
Interest expense, net of capitalized interest of $1,375,000, $1,203,000 and $11,814,000, respectively	(67,079,000)	(67,781,000)	(55,191,000)
Gain on settlement of litigation, net	—	—	7,220,000
Equity in losses of unconsolidated affiliate	(233,000)	(183,000)	(55,000)
Write off investment in unconsolidated affiliate	(313,000)	—	—
(Loss) gain on disposal of assets	(338,000)	(105,000)	190,000
Total non-operating expenses, net	(66,539,000)	(63,196,000)	(36,487,000)

(Loss) income before income taxes and minority interest	(7,289,000)	(29,399,000)	10,246,000
Income tax (provision) benefit	(3,497,000)	2,087,000	(1,873,000)
(Loss) income before other item	(10,786,000)	(27,312,000)	8,373,000
Minority interest in Hollywood Casino Shreveport (Note 7)	(1,464,000)	(1,438,000)	(78,000)

Net (loss) income	$(12,250,000)	$(28,750,000)	$8,295,000

Basic net (loss) income per common share	$(.48)	$(1.15)	$.33

Diluted net (loss) income per common share	$(.48)	$(1.15)	$.31

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Three Years Ended December 31, 2002

	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount

BALANCES, January 1, 2000	24,950,000	$2,000	$216,928,000	$(291,087,000)
Grant of stock options to non-employee directors	—	—	15,000	—
Exercise of stock options	47,000	—	87,000	—
Net income	—	—	—	8,295,000

BALANCES, December 31, 2000	24,997,000	2,000	217,030,000	(282,792,000)
Exercise of stock options	381,000	1,000	1,166,000	—
Treasury shares acquired through exercise of stock options	(44,000)	—	(469,000)	—
Net loss	—	—	—	(28,750,000)

BALANCES, December 31, 2001	25,334,000	3,000	217,727,000	(311,542,000)
Exercise of stock options	536,000	—	1,331,000	—
Treasury shares acquired through exercise of stock options	(141,000)	—	(1,936,000)	—
Net loss	—	—	—	(12,250,000)

BALANCES, December 31, 2002	25,729,000	$3,000	$217,122,000	$(323,792,000)

The accompanying notes to consolidated financial statements
are an integral part of this consolidated statement.

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
OPERATING ACTIVITIES:
Net (loss) income	$(12,250,000)	$(28,750,000)	$8,295,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, including accretion of debt discount and amortization of premium	44,277,000	53,283,000	16,166,000
Impairment losses	1,662,000	—	—
Loss on early extinguishment of debt	195,000	843,000	—
Loss (recoveries) on affiliate obligations	800,000	(10,828,000)	—
Loss (gain) on disposal of assets	338,000	105,000	(190,000)
Minority interest in Hollywood Casino Shreveport	1,464,000	1,438,000	78,000
Grant of stock options	—	—	15,000
Equity in losses of unconsolidated affiliate	233,000	183,000	55,000
Write off investment in unconsolidated affiliate	313,000	—	—
Provision for doubtful accounts	257,000	2,718,000	1,461,000
Deferred income taxes	5,847,000	(480,000)	(286,000)
Increase in receivables	(1,065,000)	(2,398,000)	(3,003,000)
(Decrease) increase in accounts payable and accrued expenses	(4,526,000)	2,741,000	13,503,000
Net change in current federal income taxes	(157,000)	(3,142,000)	65,000
Net change in other current assets and liabilities	8,936,000	1,700,000	(1,250,000)
Net change in other noncurrent assets and liabilities	(1,616,000)	2,660,000	(1,714,000)
Net cash provided by operating activities	44,708,000	20,073,000	33,195,000

INVESTING ACTIVITIES:
Purchases of property and equipment	(43,650,000)	(55,710,000)	(128,842,000)
Collections on notes receivable	—	2,000,000	900,000
Proceeds from sale of assets	75,000	77,000	2,492,000
Short-term investments	(80,000)	—	—
Investments in unconsolidated affiliates	(112,000)	(425,000)	(48,000)
Net change in restricted cash	(1,000,000)	9,530,000	137,780,000
Net cash (used in) provided by investing activities	(44,767,000)	(44,528,000)	12,282,000

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	41,251,000	139,000
Deferred financing costs	(5,000)	(2,296,000)	(1,955,000)
Payments to Sodak Gaming, Inc.	—	(2,499,000)	—
Repayments of long-term debt	(1,119,000)	(3,916,000)	(2,542,000)
Payments on capital lease obligations	(1,353,000)	(31,099,000)	(987,000)
Issuance of common stock	498,000	698,000	87,000
Acquisition of treasury stock	(1,103,000)	—	—
Limited partnership distributions	(1,452,000)	(1,405,000)	—
Net cash (used in) provided by financing activities	(4,534,000)	734,000	(5,258,000)

Net (decrease) increase in cash and cash equivalents	(4,593,000)	(23,721,000)	40,219,000
Cash and cash equivalents at beginning of year	131,849,000	155,570,000	115,351,000

Cash and cash equivalents at end of year	$127,256,000	$131,849,000	$155,570,000

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)                                 Organization and Business

Hollywood Casino Corporation (“HCC” or the “Company”), is a Delaware corporation which was organized and incorporated on November 5, 1990.  As of December 31, 2002, approximately 51% of the issued and outstanding stock of HCC is owned by Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt, Edward T. Pratt III and by certain general partnerships and trusts controlled by the Pratts and by other family members (collectively, the “Pratt Family”).

HCC owns all of the outstanding common stock of Hollywood Casino - Aurora, Inc. (“HCA”), HWCC - Tunica, Inc. (“HCT”), HWCC-Louisiana, Inc. (“HCL”) and HWCC-Shreveport, Inc. (“Shreveport Management”).  HCA is an Illinois corporation organized during 1990 which owns and operates an approximately 53,000 square foot dockside gaming facility together with other entertainment facilities under the service mark Hollywood Casino® in Aurora, Illinois approximately 35 miles west of downtown Chicago (the “Aurora Casino”).  In March 2001, the Aurora Casino began a major expansion, highlighted by the construction of its new dockside facility to replace the two riverboats on which it previously conducted gaming operations.  The first half of the dockside facility and a new casino entrance were completed and opened on February 15, 2002.  The second half of the dockside facility opened on June 14, 2002 and a new parking facility opened in late June 2002.  The total project, including a new buffet which opened in May 2002, cost approximately $76,500,000.  HCT is a Texas corporation formed by HCC during 1993 which owns and operates a 54,000 square foot gaming facility, adjacent support facilities and a 493-room hotel complex under the service mark Hollywood Casino® in northern Tunica County, Mississippi approximately 30 miles south of Memphis, Tennessee (the “Tunica Casino”).  The Tunica Casino began a major hotel renovation project during 2002 that includes the conversion of 24 hotel rooms into 12 new suites and the renovation of all other hotel rooms at an estimated cost of $8,000,000.  HCL is a Louisiana corporation formed by HCC in 1993 which owns and operates a 59,000 square foot dockside gaming facility, adjacent support facilities, and a 403-room, all suite, art deco style hotel in Shreveport, Louisiana approximately 180 miles east of Dallas, Texas (the “Shreveport Casino”).  Shreveport Management is a Louisiana corporation formed by HCC in 1997 which holds the management contract for the Shreveport Casino.  The Aurora Casino, the Tunica Casino and the Shreveport Casino commenced operations in June 1993, August 1994 and December 2000, respectively.

The Company believes that its three gaming facilities derive a significant amount of their gaming revenues from patrons living in the surrounding areas.  Competition within the Company’s gaming markets is intense and management believes that this competition will continue or intensify in the future.

In September 1998, a joint venture in which HCL was a partner (the “Shreveport Partnership”) received approval to develop, own and operate the Shreveport Casino.  HCL originally planned to develop the Shreveport Casino with two partners in a joint venture in which it would have had an interest of approximately 50%.  On March 31, 1999, HCL entered into a definitive agreement with one of the joint venture partners to acquire its interest in the Shreveport Partnership.  As a result, HCL obtained an effective 100% ownership interest in the Shreveport Casino with the remaining joint venture partner holding a  residual interest in the event the project is ever sold amounting to 10% plus any capital contributions made by the joint venture partner to the Shreveport Partnership or otherwise credited to their account.  The joint venture partner also receives an amount equal to 1% of  “complex net revenues”, as defined, of the Shreveport Casino.  Accordingly, the Shreveport Partnership is included in the consolidated financial statements of HCC.  The remaining joint venture partner’s interest is reflected as minority interest on the accompanying consolidated balance sheets at December 31, 2002 and 2001.

The accompanying consolidated financial statements also reflect HCT’s one-third investment in Tunica Golf Course LLC and the Shreveport Casino’s 50% interest in Shreveport Golf Company under the equity method of accounting.  Tunica Golf Course LLC was organized in 1996 to develop and operate a golf course to be used by patrons of the Tunica Casino and other participating casino/hotel properties.  The golf course was completed and opened for play in November 1998.  Shreveport Golf Company was organized in 2000 to develop and operate a golf course to be used by patrons of the Shreveport Casino.  As of December 31, 2001, capital contributions amounting to $313,000 had been made to Shreveport Golf Company; no contributions were made during 2002.  Given the difficult market conditions, the partners in the Shreveport golf course provided notice in April 2002 that they were terminating the lease for the land on which the golf course would have been constructed.  Accordingly, the Shreveport Partnership provided a reserve during April 2002 of $313,000 to write down its investment in the limited liability corporation to a zero value.  The partners terminated the joint venture effective as of September 30, 2002.  The remaining investment in Tunica Golf Course LLC is included in other noncurrent assets on the accompanying consolidated balance sheet at December 31, 2002; both investments were included in noncurrent assets on the accompanying consolidated balance sheet at December 31, 2001.

HCC, Penn National Gaming, Inc., a Pennsylvania corporation (“Penn National”), and P Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Penn National, entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2002, pursuant to which, and subject to the conditions thereof, HCC will become a wholly owned subsidiary of Penn National through the merger of P Acquisition Corp. with and into HCC.  The stockholders of HCC approved the Merger Agreement on December 18, 2002.  Under the terms of the Merger Agreement, stockholders of the Company will receive cash in the amount of $12.75 per share at closing.  Subject to, among other things, the receipt of final regulatory approvals and the consummation of Penn National’s merger financing, the merger is currently expected to close on March 3, 2003.

The Board of Directors approved the adoption in May 1993 of a Rights Agreement  providing that stockholders of HCC receive rights to acquire Series A Junior Participating Preferred Stock of HCC at an initial price of $60 per one one-hundredth of a share, subject to adjustment, for each share of HCC Common Stock owned.  The rights become exercisable if a person (other than the Pratt Family) acquires 20% or more, or announces a tender offer for 20% or more, of the Company’s Common Stock.  If the Company is acquired in a merger or other business combination, each right will enable the holder to exercise such right for Common Stock of the acquiring company at a 50% discount.  The Company and its stock transfer agent amended the Rights Agreement in August 2002 to provide that the execution, delivery or performance of the Merger Agreement with Penn National and of certain related agreements do not trigger its provisions.

(2)                                 Summary of Significant Accounting Policies

The significant accounting policies followed in the preparation of the accompanying consolidated financial statements are discussed below.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Principles of consolidation -

The consolidated financial statements include the accounts of HCC and its wholly owned subsidiaries and the accounts of the Shreveport Partnership.  All significant intercompany balances and transactions have been eliminated.  Investments in unconsolidated affiliates including joint ventures that were 50% or less owned are accounted for by the equity method.

Casino revenues, promotional allowances and departmental expenses -

HCC recognizes the net win from gaming activities (the difference between gaming wins and losses) as casino revenues.  Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots and certain progressive table game payouts.  Such anticipated jackpots and payouts are reflected as other accrued liabilities on the accompanying consolidated balance sheets.

Promotional allowances consist of (1) the estimated value of rooms, food and beverage and other items provided to customers without charge and (2) the “cash back” feature of customer loyalty programs.   The estimated value of complimentaries has been included in revenues on the accompanying consolidated statements of operations and a corresponding amount has been deducted as promotional allowances.  Promotional allowances for the years ended December 31, 2002, 2001 and 2000 consist of the following:

	2002	2001	2000

Complimentaries:
Room	$9,670,000	$8,858,000	$3,438,000
Food and beverage	40,087,000	41,751,000	24,767,000
Other	3,699,000	4,074,000	2,489,000
Customer loyalty programs	53,259,000	51,444,000	36,727,000

	$106,715,000	$106,127,000	$67,421,000

The costs of complimentaries have been included as casino expenses on the accompanying consolidated statements of operations.  Costs of complimentaries allocated from the rooms, food and beverage and other operating departments to the casino department during the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000

Rooms	$5,272,000	$6,168,000	$3,230,000
Food and beverage	42,931,000	47,148,000	26,338,000
Other	2,935,000	4,937,000	1,701,000

	$51,138,000	$58,253,000	$31,269,000

Cash and cash equivalents -

Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as commercial paper, certificates of deposit and fixed repurchase agreements.

Allowance for doubtful accounts -

The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses.  Provisions for doubtful accounts amounting to $257,000, $2,718,000 and $1,461,000 were made during the years ended December 31, 2002, 2001 and 2000, respectively.

Inventories -

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

Property and equipment -

Property and equipment have been recorded at cost and are being depreciated, except as noted below, utilizing the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5-40 years
Riverboats and barges	5-40 years
Operating equipment	3-15 years

Upon committing to proceed with the Aurora Casino expansion project (see Note 1), management conducted a review of its long-lived assets for possible impairment.  Based on the undiscounted cash flows anticipated to be earned during the construction period, management concluded that no impairment of the Aurora Casino’s assets existed and no write down of its assets was required.   The Aurora Casino prospectively adjusted the remaining useful lives of its existing riverboats and other fixed assets being replaced to fully amortize the recorded net book value of such assets by the time they would be removed from service.  Such accelerated depreciation ceased during the second quarter of 2002 with the completion of the dockside facility.  Consequently, depreciation expense increased by $9,756,000 and $21,543,000, respectively, during the years ended December 31, 2002 and 2001.

The Tunica Casino began a major hotel renovation project during 2002 (see Note 1). Management conducted a review of its hotel-related assets for possible impairment.  Based on the undiscounted cash flows anticipated to be earned during the construction period, management concluded that no impairment of the Tunica Casino’s assets existed and no write down of its assets was required.   The Tunica Casino has prospectively adjusted the remaining useful lives of certain of its existing hotel-related fixed assets being replaced to reduce the recorded net book value of such assets (approximately $698,000 at December 31, 2002) to their estimated net realizable value at the time they are removed from service.  Consequently, depreciation expense during 2002 subsequent to the commencement of the renovation project increased by $67,000.  Such additional depreciation expense is expected to amount to approximately $544,000 during 2003.

Deferred financing costs -

The costs of issuing long-term debt, including all underwriting, licensing, legal and accounting fees, have been deferred and are being amortized over the term of the related debt issues using either the effective interest method or, where appropriate, the straight-line method approximating the effective interest method.  Amortization of such costs was $2,734,000, $2,793,000 and $2,429,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and is included in interest expense on the accompanying consolidated statements of operations.  Deferred financing costs, net of accumulated amortization, amounting to $843,000 were written off during 2001 in connection with the reacquisition of outstanding obligations.

Long-lived assets -

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.  Except as noted below and under the caption “Property and Equipment”, HCC does not believe that any such impairments occurred during the years ended December 31, 2002 and 2001.

During the fourth quarter of 2002, the Company performed a review of certain of its depreciable and non-depreciable long-lived assets for possible impairment including, where appropriate, obtaining appraisals.  As a result of such review, HCC recognized impairment losses on the accompanying consolidated statement of operations for the year ended December 31, 2002 in the amounts set forth below to reduce the recorded values of the assets to their estimated net realizable values:

Investment in Tunica Golf Course	$350,000
Tunica Casino building improvements	405,000
Interest in private airplane	200,000
Motion picture memorabilia	707,000

Total impairment loss	$1,662,000

Accrued insurance -

HCC is self insured for a portion of its general liability, certain health care and other liability exposures.  Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCC’s ultimate liability may differ from the amounts accrued.

Income taxes -

HCC accounts for income taxes using the liability method which results in the determination of deferred taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities.  No federal income tax payments were made during the year ended December 31, 2002.  Total federal income tax payments of $1,374,000 and $335,000, respectively, were made during the years ended December 31, 2001 and 2000.  State tax payments of $1,264,000, $19,000 and $2,503,000, respectively, were made during the years ended December 31, 2002, 2001 and 2000.

Preopening costs -

Preopening costs include, among other things, organizational costs, marketing and promotional costs, hiring and training of new employees and other operating costs which were incurred prior to opening the Shreveport Casino.  Such costs are accounted for under the provisions of Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities,” issued by the American Institute of Certified Public Accountants which requires that such costs be expensed as incurred.

Interest expense -

Interest expense includes the accretion of debt discount amounting to $87,000 and $154,000 during the years ended December 31, 2001 and 2000, respectively.  Interest expense also includes the amortization of premium on long-term debt amounting to $187,000 and $92,000 during 2002 and 2001, respectively.

A portion of the interest incurred on construction financing is capitalized during the construction period.  Capitalized interest amounted to $1,375,000, $1,203,000 and $11,814,000, respectively, during the years ended December 31, 2002, 2001 and 2000.  Such capitalized costs are allocated to the individual components of property and equipment and other assets and, once placed in service, are amortized over the useful lives of the related assets.

Land rights -

Land rights are being amortized on a straight-line basis over the estimated useful life of the Tunica facility, which is less than the term of the ground lease including renewals (see Note 4); such amortization commenced with the opening of the Tunica Casino.  Management presently intends to renew the ground lease at least through the estimated 40-year useful life of the facility.  Accumulated amortization of such land rights amounted to $2,010,000 and $1,806,000, respectively, at December 31, 2002 and 2001.

Employee Stock Options -

HCC has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  SFAS 123 allows an entity to continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“Opinion 25”).  Entities electing to remain with the accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied.  HCC has elected to continue to account for employee stock-based compensation under Opinion 25 with the requisite additional disclosures included in Note 6.

Earnings per common share -

Basic earnings per common share is calculated by dividing the net (loss) income by the weighted average number of shares of common stock outstanding.  Diluted earnings per common share is calculated for periods in which income from continuing operations was earned by dividing the components of net (loss) income by the weighted average number of shares of common stock and potential common shares outstanding.  All potential common shares are excluded from the calculation of diluted net loss per share for periods during which a loss was incurred because the effect of their inclusion would be antidilutive.

The weighted average number of shares of common stock and potential common shares outstanding used for the calculation of earnings per share is as follows:

	Year Ended December 31,
	2002	2001	2000

Shares used in the calculation of:
Basic net income per share	25,512,787	25,017,186	24,965,804
Diluted net income per share	25,512,787	25,017,186	26,753,440

No potential common shares or options are included in the calculation of diluted earnings per share for either of the years ended December 31, 2002 or 2001 as the inclusion of such shares would be antidilutive due to the net losses incurred during the periods.  The number of shares used in the calculation of diluted earnings per share for the year ended December 31, 2000 has been adjusted to include potential common shares arising from stock options held by certain employees and directors.  The calculation of diluted earnings per share for each of the three years ended December 31, 2002 excludes certain options to purchase common stock which would be antidilutive to the diluted earnings per share calculation.  The weighted average number of options excluded was 2,151,610 for 2002, 2,743,929 for 2001 and 2,675 for 2000.

Recent Accounting Pronouncements -

The Financial Accounting Standards Board issued Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) in June 2001.  SFAS 143 addresses reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs.  SFAS 143 is effective for fiscal years beginning after June 15, 2002 with earlier application permitted.   HCC does not expect the adoption of SFAS 143 to have a material effect on its consolidated financial statements.

In July 2002, the Financial Accounting Standards Board issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which requires companies to recognize costs associated with exit or disposal activities when incurred.  Current literature requires that these costs be expensed when management commits to an exit or disposal plan.  SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.  HCC does not expect the adoption of SFAS 146 to have a material effect on its consolidated financial statements.

In December 2002, the Financial Accounting Standards Board issued Statement No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure–an Amendment of FASB Statement No. 123” (“SFAS 148”), which provides alternative transition methods for companies adopting the fair value based method of accounting for stock-based employee compensation and prescribes more prominent proforma disclosures on both an annual and interim reporting basis.  The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances.  The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

The Company does not anticipate adopting the fair value based method of accounting for stock-based employee compensation; however, it plans to comply with the new disclosure requirements effective with the first quarter of 2003.

Reclassifications -

Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to the 2002 consolidated financial statement presentation.

(3)                                 Long-Term Debt and Pledge of Assets

Substantially all of HCC’s assets are pledged in connection with its long-term indebtedness.  The obligations of HCL and its subsidiaries are non-recourse to HCC.

	December 31, 2002	December 31, 2001
Indebtedness of HCC:
11.25% Senior Secured Notes, due 2007(a)	$310,000,000	$310,000,000
Floating rate Senior Secured Notes, due 2006(a)	50,000,000	50,000,000

	360,000,000	360,000,000
Indebtedness of HCA:
Promissory note to bank(b)	—	398,000

Indebtedness of HCT :
Equipment loans(c)	3,000	245,000
Bank credit facility(d)	478,000	950,000

	481,000	1,195,000
Indebtedness of HCL which is non-recourse to HCC:
13% Shreveport First Mortgage Notes, with contingent interest, due 2006(e)	150,000,000	150,000,000
13% Shreveport Senior Secured Notes, with contingent interest, due 2006, including premium of $891,000 and $1,078,000, respectively(f)	39,891,000	40,078,000
Other	20,000	27,000

	189,911,000	190,105,000

Total indebtedness	550,392,000	551,698,000
Less - current maturities	(304,000)	(748,000)

Total long-term debt	$550,088,000	$550,950,000

(a)                                            During May 1999, HCC refinanced its outstanding 12.75% senior secured notes through a debt offering of $310,000,000 of 11.25% Senior Secured Notes due May 1, 2007 and $50,000,000 of floating rate Senior Secured Notes due May 1, 2006 (collectively, the “Senior Secured Notes”).  Interest on the floating rate notes is equal to the six-month LIBOR rate plus 6.28% and is reset semiannually.  Effective interest on the floating rate notes was 8.32%, 11% and 12.75%  per annum, respectively, during the years ended December 31, 2002, 2001 and 2000.  The interest rate was reset to 7.9% per annum effective November 1, 2002.  In addition to refinancing existing debt, the Company used proceeds from the debt offering to fund a portion of its equity investment in the Shreveport Casino and, during October 1999, to acquire the management and consulting contracts on the Aurora Casino and Tunica Casino.  The Company also used proceeds from the debt offering to finance a portion of the construction costs of its new, dockside gaming facility at the Aurora Casino (see Note 1).  Interest on the Senior Secured Notes is payable each May 1 and November 1.  The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by HCT and Shreveport Management and may be guaranteed by certain future subsidiaries of HCC.  Neither HCA nor HCL are guarantors.  The Senior Secured Notes and related guarantees are secured by, among other things, (1) substantially all of the assets of HCT and future guarantors, (2) a lien not to exceed approximately $108,000,000 on substantially all of the assets of HCA, (3) a  pledge of the capital stock of certain subsidiaries of HCC, including HCA and HCT, and (4) the collateral assignment of the management contract for the Shreveport Casino.  The limitation on the lien described in (2) above was $108,000,000 at December 31, 2002.

The fixed rate Senior Secured Notes are redeemable at the option of HCC any time on or after May 1, 2003 at 107% of the then outstanding principal amount, decreasing to 104.666%, 102.333% and 100%, respectively, on May 1, 2004, 2005 and 2006.

The floating rate Senior Secured Notes may be redeemed at the option of HCC at any time at an initial redemption price of 105% plus accrued interest with the redemption premium decreasing by 1% on May 1 of each year beginning May 1, 2000.

The indenture for the Senior Secured Notes contains various provisions limiting the ability of HCC and certain defined subsidiaries to, among other things, pay dividends or make other restricted payments; incur additional indebtedness or issue preferred stock, create liens, create dividend or other payment restrictions affecting certain defined subsidiaries; enter into mergers or consolidations or make sales of all or substantially all assets of HCC, HCT, Shreveport Management or any future guarantor; or enter into certain transactions with affiliates.  The indenture also requires certain financial reporting information (see Note 13).

(b)                                           During May 1999, HCA borrowed $750,000 under a bank loan agreement on an unsecured basis.  The loan was payable in 60 monthly installments of $15,000 including interest at the rate of 7.5% per annum.  The outstanding borrowing was repaid in March 2002.

(c)                                            The remaining equipment loan at December 31, 2002 is payable monthly including interest at 8.75% per annum and matures in 2003.

(d)                                           In June 2001, HCT entered into a $3,000,000 bank credit facility available through June 30, 2002.  Borrowings under the line of credit are payable over a 36 month period and accrue interest at the bank’s prime lending rate plus .75% per annum on either a fixed or floating rate basis.  Borrowings under the line of credit are collateralized by equipment purchased with the loan proceeds.  The line of credit agreement requires the provision of certain financial reports.  During June 2001, HCT borrowed $731,000 under the credit facility at an interest rate of 7.5% per annum.  HCT made additional borrowings of $130,000 at the rate of 7.5% per annum in July 2001 and $220,000 at the rate of 7.25% per annum in August 2001.  The August 2001 borrowing was repaid in December 2002.

(e)                                            During August 1999, the Shreveport Partnership issued $150,000,000 of 13% First Mortgage Notes, with contingent interest (the “Shreveport First Mortgage Notes”), which are non-recourse to HCC.

Fixed interest on the Shreveport First Mortgage Notes is payable on each February 1 and August 1.  In addition, contingent interest accrues and is payable on each interest payment date subsequent to the opening of the Shreveport Casino.  The amount of the contingent interest is equal to 5% of the Shreveport Partnership’s cash flow, as defined, for the applicable period subject to a maximum of $5,000,000 for any four consecutive fiscal quarters.  Contingent interest amounting to $836,000, $309,000 and $77,000, respectively, was incurred during the years ended December 31, 2002, 2001 and 2000.  Accrued contingent interest amounted to $1,222,000 and $386,000 at December 31, 2002 and 2001, respectively.  Contingent interest may not be paid to the extent that payment would result in certain financial coverage ratios not being met.  The notes are collateralized by a first priority secured interest in substantially all of the Shreveport Partnership’s existing and future assets other than certain assets secured by the Shreveport Senior Secured Notes (see 3(f)) and up to $6,000,000 in assets that may be acquired with future equipment financing as well as by a pledge of the common stock of the HCC subsidiaries which hold the partnership interests.

The Shreveport First Mortgage Notes may be redeemed at any time on or after August 1, 2003 by the Shreveport Partnership at 106.5% of the then outstanding principal amount, decreasing to 103.25% and 100% on or after August 1, 2004 and  2005, respectively.

The indenture for the Shreveport First Mortgage Notes contains various provisions limiting the ability of the Shreveport Partnership to borrow money, pay dividends, make investments, pledge or sell its assets or enter into mergers or consolidations.  The indenture also limits the ability of certain HCC subsidiaries which guarantee the debt to acquire additional assets, become liable for additional obligations or engage in any business activities other than holding partnership interests or acting as managing general partner.

(f)                                              In June 2001, the Shreveport Partnership issued $39,000,000 of 13% Senior Secured Notes, with contingent interest, due August 2006 (the “Shreveport Senior Secured Notes”).  The Shreveport Senior Secured Notes were issued at an initial premium of $1,170,000 to yield interest at an effective rate of 12.21% per annum.  Fixed interest on the Shreveport Senior Secured Notes at the annual rate of 13% is payable on each February 1 and August 1.  In addition, contingent interest accrues and is payable on each interest payment date.  The amount of contingent interest is equal to 1.3% of the consolidated cash flow of the Shreveport Partnership for the applicable period subject to a maximum contingent interest of $1,300,000 for any four consecutive fiscal quarters.  Contingent interest amounting to $219,000 and $78,000, respectively, was incurred during 2002 and 2001.  Accrued contingent interest amounted to $297,000 and $78,000, respectively, at December 31, 2002 and 2001.  Contingent interest may not be paid to the extent that payment would result in certain financial coverage ratios not being met.  Proceeds from the Shreveport Senior Secured Notes were used, in part, to retire the Shreveport Partnership’s capital lease obligation (see Note 4) with the remainder available for working capital purposes.

Under the terms of certain intercreditor collateral agreements, the Shreveport Senior Secured Notes are secured by, among other things, (1) a security interest in certain furniture, fixtures and equipment acquired prior to the opening of the Shreveport Casino for $30,000,000 and (2) a security interest on an equal basis in up to $10,000,000 of the collateral which secures the Shreveport First Mortgage Notes (see (3e)).  The furniture, fixtures and equipment in (1) above were obtained with the proceeds from the capital lease obligation retired with a portion of the proceeds from the Shreveport Senior Secured Notes.

The Shreveport Senior Secured Notes may be redeemed on the same terms and conditions as the Shreveport First Mortgage Notes (see (3e)).  The indenture to the Shreveport Senior Secured Notes also carries substantially the same limitations, covenants and restrictions as those included in the indenture to the Shreveport First Mortgage Notes (see (3e)).

HCC is currently restricted by the terms of its existing loan agreements from directly making any additional capital contributions to the Shreveport Partnership.  To the extent HCC desired to make additional contributions to the Shreveport Partnership, HCC would currently be required to obtain a waiver from a majority of the holders of its outstanding Senior Secured Notes.  However, HWCC-Holdings, Inc. (“Holdings”), a subsidiary of HCC, is not restricted by the terms of HCC’s loan agreements (see Note 13).  Holdings had approximately $32 million in cash on December 31, 2002 which is available for any corporate purpose, including making additional capital contributions to the Shreveport Partnership.  Absent the restrictions contained in the merger agreement with Penn National discussed below, HCC could direct Holdings to make additional capital contributions to the Shreveport Partnership.

The terms of the merger agreement entered into by HCC and Penn National on August 7, 2002 restrict HCC, or any of its subsidiaries, from making any additional capital contributions to the Shreveport Partnership.  Subsequent to entering into the merger agreement, HCC received approval from Penn National to contribute to the Shreveport Partnership any funds necessary to make the February 1, 2003 interest payments due with respect to the Shreveport First Mortgage Notes and Shreveport Senior Secured Notes.  With Penn National’s approval, Holdings contributed an aggregate of $800,000 subsequent to December 31, 2002 to assist the Shreveport Partnership in making its interest payments.  HCC is precluded from making additional capital contributions to the Shreveport Partnership during the pendency of the merger transaction without the prior approval of Penn National.  Although the merger is currently expected to close on March 3, 2003, it remains subject to, among other things, the consummation of Penn National’s merger financing.

The current terms of the indentures for the Shreveport First Mortgage Notes and Shreveport Senior Secured Notes provide that, upon consummation of the merger, the Shreveport Partnership must offer to purchase any and all of such notes at a price of 101% of their face amount plus accrued interest (the “Repurchase Offer”).  If any holders of the Shreveport First Mortgage Notes and Shreveport Senior Secured Notes were to accept the Repurchase Offer, the Shreveport Partnership would not have sufficient liquidity to fund the repurchase of such notes.  While Penn National has funding available under its committed merger financing to fund the Repurchase Offer, it has publicly stated that it does not intend to, or to permit any of its subsidiaries to, provide financing or credit support to enable any of them or the Shreveport Partnership to make the Repurchase Offer. Without funding from Penn National, the Shreveport Partnership will not have the ability to repurchase any notes tendered in the Repurchase Offer.  Penn National announced on February 24, 2003 that it had commenced the solicitation of consents from holders of record of the notes on February 21, 2003 to waive the Repurchase Offer and related provisions.

If the merger is consummated and Penn National does not (1) reach some arrangement with the requisite number of holders of the Shreveport First Mortgage Notes and Shreveport Senior Secured Notes to waive the Repurchase Offer, (2) cause the Shreveport Partnership to make the Repurchase Offer or (3) fund the Shreveport Partnership’s repurchase of any notes tendered in the Repurchase Offer, then the Shreveport Partnership would likely be required to file for protection under the federal bankruptcy code.

In the event the merger agreement were to be terminated for whatever reason, the Shreveport Partnership’s ability to fund its operating and capital needs over the next 24 months would likely require additional capital contributions from Holdings.  While Holdings has the ability to utilize its remaining available cash balance of approximately $31.2 million for any purpose, HCC is not obligated to cause Holdings to make any additional contributions to the Shreveport Partnership.  HCC’s management will decide whether or not to make additional capital contributions to the Shreveport Partnership based on the facts and circumstances at the time such additional capital contributions might be required.

Scheduled payments of long-term debt as of December 31, 2002 are set forth below:

2003	$304,000
2004	191,000
2005	6,000
2006	239,000,000
2007	310,000,000

Total	$549,501,000

Interest paid, net of amounts capitalized, amounted to $63,583,000, $64,992,000 and $51,252,000, respectively, during the years ended December 31, 2002, 2001 and 2000.

(4)                                 Leases

Capital leases -

HCA leases two parking garages under capital lease agreements.  The first lease has an initial 30-year term ending in June 2023 with the right to extend the term under renewal options for an additional 67 years.  Rental payments through June 2012 equal the City of Aurora’s financing costs related to its general obligation bond issue used to finance the construction of the parking garage.  The general obligation bond issue originally included interest at rates between 7% and 7.625% per annum.   The City of Aurora subsequently completed a refinancing of its underlying bond issue which reduced the effective annual interest rate to approximately 5.6%.  In accordance with the provisions of Financial Accounting Standards Board Statement No. 22, “Changes in the Provisions of Lease Agreements Resulting from Refundings of Tax-Exempt Debt”, the outstanding capital lease obligation was increased by $195,000 to reflect the revised present value of future minimum lease payments using the new effective interest rate and a corresponding loss on early extinguishment of debt was reflected on the accompanying consolidated statement of operations for the year ended December 31, 2002.  Although the principal amount of the capital lease obligation was increased by $195,000, interest savings subsequent to the refinance date will ultimately reduce cash payment obligations by approximately $761,000.  The second lease has an initial term ending in September 2026 with the right to extend the lease for up to 20 additional years.  Rental payments during the first 15 years equal the lessor’s debt service costs related to the industrial revenue bond issue used to finance a portion of the construction costs of the parking garage.  The remaining construction costs were funded by HCA.  In addition, HCA currently pays base rent equal to $17,000 per month ($15,000 per month prior to September 2001) for improvements made to the lessor’s North Island Center banquet and meeting facilities.  HCA is also responsible for additional rent, consisting of costs such as  maintenance costs, insurance premiums and utilities, arising out of its operation of both parking garages.  HCA also previously leased certain equipment under capital lease obligations.

The Shreveport Partnership entered into a financing lease agreement with third party lessors during 2000 for $30,000,000 to acquire furniture, fixtures and equipment for the Shreveport Casino.  During the construction period, the Shreveport Partnership paid only interest on outstanding borrowings together with a fee of .5% per annum on the undrawn portion of the $30,000,000.  Effective with the opening of the Shreveport Casino, the outstanding borrowings became payable in equal quarterly installments plus interest at LIBOR plus 4%.  The lease was treated as a capital lease for financial reporting purposes.  Borrowings under the lease were collateralized by the furniture, fixture and equipment purchased.  The lease was retired in June 2001 with a portion of the proceeds from the Shreveport Senior Secured Notes (see Note (3f)).  No revisions were made to the carrying value or the estimated useful lives of the assets as a result of the satisfaction and discharge of the capital lease obligation.

Assets under capital leases and the related accumulated amortization are included on the accompanying consolidated balance sheets as follows:

	December 31, 2002	December 31, 2001
Buildings	$27,358,000	$27,358,000
Operating equipment	1,070,000	6,219,000
	28,428,000	33,577,000
Less - accumulated amortization	(8,076,000)	(12,316,000)
	$20,352,000	$21,261,000

Amortization expense with respect to assets under capital leases amounted to $909,000, $3,347,000 (including $2,438,000 for the Shreveport Casino’s leased assets prior to the June 15, 2001 lease termination date) and $1,081,000, respectively, for the years ended December 31, 2002, 2001 and 2000.  The decrease in accumulated amortization at December 31, 2002 results from the write off of certain fully amortized equipment originally acquired under capital lease agreements.

Future minimum lease payments under capital lease obligations as of December 31, 2002 are as follows:

2003	$2,585,000
2004	2,603,000
2005	2,632,000
2006	2,637,000
2007	2,678,000
Thereafter	10,256,000

Total minimum lease payments	23,391,000
Less amount representing interest	(6,687,000)
Present value of future minimum lease payments	16,704,000
Current capital lease obligation	(1,485,000)

Long-term capital lease obligation	$15,219,000

Ground Leases -

HCT entered into a ground lease covering 70 acres of land on which the Tunica Casino was constructed.  The ground lease was for an initial term of five years from the opening date of the facility and, at HCT’s option, may be renewed for nine additional five-year periods.  The lease is currently in its first five-year renewal term.  Obligations under the ground lease include both minimum monthly fixed payments and percentage rent, which in the aggregate will be the greater of 4% of Gross Revenues, as defined, or $1,100,000 per year.  HCT is responsible for all operating and other expenses of the property in accordance with the lease terms.  HCT expensed $4,406,000, $4,354,000 and $4,367,000, respectively, during the years ended December 31, 2002, 2001 and 2000 in connection with the ground lease.

In May 1999, the Shreveport Partnership entered into a ground lease with the City of Shreveport for the land on which the Shreveport Casino was built.  The term of the lease began when construction commenced and will end on the tenth anniversary of the date the Shreveport Casino opened.  The Shreveport Partnership has options to renew the lease on the same terms for up to an additional forty years.  The lease may be further renewed after that time at prevailing rates and terms for similar leases.  The City of Shreveport may terminate the lease as a result of, among other things, a default by the Shreveport Partnership under the lease.  The Shreveport Partnership may terminate the lease at any time if the operation of the Shreveport Casino becomes uneconomic.  Base rental payments under the lease were $10,000 per month during the construction period.  The base rental amount increased to $450,000 per year upon opening and continue at that amount for the remainder of the initial ten-year lease term.  During the first five-year renewal term, the annual base rental will be $402,500.  Subsequent renewal period base rental payments will increase by 15% during each of the next four five-year renewal terms with no further increases.  In addition to the base rent, the Shreveport Partnership pays monthly percentage rent of not less than $500,000 per year equal to 1% of monthly adjusted gross revenues and  the amount, if any, by which monthly parking facilities net income exceeds the parking income credit, as all such terms are defined in the lease agreement.  Ground lease rentals amounted to $2,037,000, $2,011,000 and $213,000, respectively, for the years ended December 31, 2002, 2001 and 2000, including percentage rentals amounting to $1,464,000, $1,438,000 and $78,000, respectively, during the years ended December 31, 2002, 2001 and 2000.  Costs incurred under the ground lease during the construction period were capitalized.  In addition, the ground lease agreement calls for payments in lieu of admission fees to the City of Shreveport and payments to the local school board amounting to 3.225% and .5375% of Net Gaming Proceeds (as defined in the agreement), respectively.  These additional charges amounted to $5,637,000, $5,603,000 and $304,000 during 2002, 2001 and 2000, respectively.

Operating Leases -

Other than the ground leases for the Tunica Casino and Shreveport Casino discussed above, HCC and its subsidiaries also lease office, parking and warehouse space and certain operating equipment under various lease agreements accounted for as operating leases.  Although most of the operating lease agreements are either cancellable or have initial terms of one year or less, certain other lease agreements expire at various dates through the year 2015 and several contain automatic renewals unless notice of termination is given.  Some of the operating leases also include contingent rental payments based on levels of use; such contingent rentals have not been significant.  Exclusive of the ground leases, total rental expense amounted to $6,302,000, $6,573,000 and $3,365,000, respectively, during the years ended December 31, 2002, 2001 and 2000.

Future minimum lease payments as of December 31, 2002 under operating leases having an initial or remaining noncancelable lease term in excess of one year are as follows:

2003	$1,363,000
2004	907,000
2005	679,000
2006	380,000
2007	264,000
Thereafter	1,602,000
$5,195,000

(5)                                 Income Taxes

Components of HCC’s (provision) benefit for income taxes consist of the following:

	Year Ended December 31,
	2002	2001	2000
Current income tax benefit (provision):
Federal	$3,153,000	$1,825,000	$(200,000)
State	(803,000)	(219,000)	(1,959,000)
Deferred income tax benefit (provision):
Federal	3,562,000	7,206,000	(1,630,000)
State	2,273,000	4,041,000	(85,000)
Change in valuation allowance	(11,682,000)	(10,766,000)	2,001,000
	$(3,497,000)	$2,087,000	$(1,873,000)

Deferred taxes are computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.  Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes, the use of accelerated depreciation for financial reporting purposes with respect to assets removed from service (see Note 2), impairment losses and differences in the timing of deductions taken between tax and financial reporting purposes for other accruals.

On March 19, 2002, new tax legislation was enacted which extended the carryback period for net operating losses (“NOL’s”) originating in tax years ending in 2001 or 2002.  As a result of this change, the Company was able to utilize NOL’s originating in 2001 to request a refund of taxes previously paid in the amount of $3,153,000.  The tax benefit resulting from this new legislation is reflected on the accompanying consolidated statement of operations for the year ended December 31, 2002.

A reconciliation between the calculated tax benefit (provision) on income based on the statutory rates in effect and the effective tax rates follows:

	Year Ended December 31,
	2002	2001	2000
Calculated income tax benefit (provision)	$2,976,000	$10,793,000	$(3,457,000)
Valuation allowance change	(11,682,000)	(10,766,000)	2,001,000
Lobbying costs	(39,000)	(103,000)	(94,000)
Disallowance of meals and entertainment	(154,000)	(140,000)	(158,000)
State income taxes, net of federal benefit	970,000	2,484,000	(1,350,000)
Utilization of net operating loss carryforwards and other	4,432,000	(181,000)	1,185,000
Tax (provision) benefit as shown on consolidated statements of operations	$(3,497,000)	$2,087,000	$(1,873,000)

At December 31, 2002, HCC and its subsidiaries have net operating loss carryforwards (“NOL’s”) for federal income tax purposes totaling approximately $79,150,000, none of which begin to expire until the year 2019.  Additionally, HCC and its subsidiaries have alternative minimum and other tax credits available totaling $990,000 and $1,121,000, respectively.  Alternative minimum tax credits do not expire and none of the other tax credits begin to expire until the year 2010.  Existing accounting pronouncements require that the tax benefit of such NOL’s and credit carryforwards, together with the tax benefit of deferred tax assets resulting from temporary differences, be recorded as an asset and, to the extent that management can not assess that the utilization of all or a portion of such NOL’s and deferred tax assets is more likely than not, a valuation allowance should be recorded.  Based on the significant amount of NOL’s available and the near-term expectation of taxable losses, management has provided a valuation allowance to reserve substantially all of the net deferred tax asset at December 31, 2002.  The remaining net deferred tax asset ($165,000) relates to state timing differences expected to reverse.  At December 31, 2001, management believed that it was more likely than not that future consolidated taxable income of HCC would be sufficient to utilize a portion of the net deferred tax asset.  Accordingly, a valuation allowance was established which resulted in a net deferred tax asset of $6,012,000.

The components of the net deferred tax asset and classification on the accompanying consolidated balance sheets are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$35,148,000	$28,383,000
Valuation and other allowances	1,125,000	1,254,000
Alternative minimum tax credit	990,000	1,272,000
Tax credits	1,121,000	931,000
Preopening	3,271,000	4,722,000
Other liabilities and accruals	5,514,000	5,175,000
Benefits and deferred compensation accrual	2,269,000	2,635,000
Other	1,411,000	977,000
Total deferred tax assets	50,849,000	45,349,000

Deferred tax liabilities:
Depreciation and amortization	(9,484,000)	(8,786,000)
Recoveries on affiliate obligations	—	(1,033,000)
Total deferred tax liabilities	(9,484,000)	(9,819,000)

Net deferred tax asset	41,365,000	35,530,000
Valuation allowance	(41,200,000)	(29,518,000)
	$165,000	$6,012,000

	December 31,
	2002	2001
Classified as:
Current deferred income tax asset	$2,255,000	$2,233,000
Other assets	96,000	3,904,000
Other noncurrent liabilities	(2,186,000)	(125,000)

Sales by HCC or existing stockholders of common stock, or securities convertible into common stock, can cause a “change of control”, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which would limit the ability of HCC or its subsidiaries to utilize these loss carryforwards in later tax periods.  Should such a change of control occur, including upon consummation of the proposed acquisition of HCC by Penn National, the amount of loss carryforwards available for use in any one year would most likely be substantially reduced.  Future treasury regulations, administrative rulings or court decisions may also affect HCC’s future utilization of its loss carryforwards.

The Internal Revenue Service recently opened an examination of HCC’s consolidated federal income tax returns for the years 1999 through 2001.

(6)                                 Stock Option and Compensation Plans

  Hollywood Casino Corporation Stock Option Plans -

The Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the “1996 Plan”) provides for the granting of nonqualified stock options and incentive stock options that are intended to qualify for the special tax treatment under the Internal Revenue Code as well as for the granting of restricted stock.  The 1996 Plan provides for the granting of 3,000,000 shares of Class A Common Stock of which 271,480 remain available for future grant as of December 31, 2002.

The 1996 Plan is administered by a committee of HCC’s Board of Directors.  Options granted under the 1996 Plan become vested at the discretion of the Committee of the Board of Directors (however, vesting for employees who are executive officers, directors or 10% or greater shareholders of the company may not be less than six months) and may be exercised for a period of not more than ten years (five years in the case of incentive stock options) from the date of grant.  No more than 500,000 shares may be awarded to any individual during any fiscal year and incentive stock options are subject to a $100,000 calendar year limitation.  All options granted through December 31, 2002 under the 1996 Plan have been granted at an exercise price equal to the fair market value as of the date of the grant.  As of December 31, 2002, options to purchase 1,791,860 shares remain outstanding under the 1996 Plan, of which approximately 60% are at an exercise price of $1.25 per share.  An additional 18% have exercise prices ranging from $1.75 per share to $2.00 per share; 17% have an exercise price of $5.06 per share; and the remaining 5% have exercise prices ranging from $7.00 per share to $11.00 per share.  Options outstanding under the 1996 plan have a weighted average exercise price of $2.38 and a weighted average remaining contractual life of 40 months.

The following table sets forth the activity of the 1996 Plan:

	Year Ended December 31,
	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise rice
Outstanding options at beginning of year	2,337,700	$1.80	2,690,800	$2.36	2,347,000	$1.86
Options cancelled	(10,000)	4.30	(33,480)	2.75	(7,500)	1.25
Options granted	—	—	59,500	8.91	373,000	5.40
Options exercised	(535,840)	2.48	(379,120)	3.05	(21,700)	1.25

Outstanding options at end of year	1,791,860	$2.38	2,337,700	$2.41	2,690,800	$2.36

Exercisable options at end of year	1,480,580	$1.77	1,843,540	$1.80	2,046,180	$1.91

During 1996, HCC adopted the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the “Directors’ Plan”) providing for the grant of non-qualified stock options of Class A common stock of HCC.  The Directors’ Plan was amended during 2000 to provide for the granting of 200,000 shares of Class A common stock of which 105,000 remain available for future grant as of December 31, 2002.  An initial option grant of 10,000 shares was made to the two non-employee directors upon adoption of the plan; additional outside directors receive an option grant of 10,000 shares upon election to the Board of Directors.  The 2000 amendment to the Directors’ Plan increased the yearly grant to each outside director to 5,000 shares from 2,500 shares.  All such grants are at an exercise price equal to the fair market value as of the date of the grant, vest either immediately or six months after grant and expire no later than ten years from the date of grant.  The Directors’ Plan is administered by a Committee of the Board of Directors.  As of December 31, 2002, 67,500 shares remain outstanding, of which approximately 44% are at an exercise price between $1.19 and $1.75 per share; 4% are at an exercise price of $4.13 per share and; 30% are at exercise prices between $7.00 and $7.88 per share; and 22% are at an exercise price of $11.55.  Options outstanding have a weighted average exercise price of $5.73 per share and a weighted average contractual life of 79 months.

The following table lists the activity of the Directors’ Plan:

	Year Ended December 31,
	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding options at beginning of year	52,500	$4.07	40,000	$2.64	50,000	$1.64
Options granted	15,000	11.55	15,000	7.88	15,000	5.56
Options exercised	—	—	(2,500)	4.13	(25,000)	2.38

Outstanding options at end of year	67,500	$5.73	52,500	$4.07	40,000	$2.64

Exercisable options at end of year	67,500	$5.73	52,500	$4.07	40,000	$2.64

The Company has elected to apply Opinion 25 with respect to accounting for options.  Based on such election, no compensation expense has been recognized in the accompanying consolidated financial statements as a result of the granting of stock options.  Had compensation expense been determined consistent with SFAS 123, net loss (net of income taxes) for the years ended December 31, 2002 and 2001 would have increased by approximately $208,000 and $264,000, respectively, increasing both basic and diluted net loss per common share for each year by $.01.  Had compensation expense been determined consistent with SFAS 123, net income (net of income taxes) for the year ended December 31, 2000 would have decreased by approximately $254,000, decreasing both basic and diluted net loss per common share by $.01.

The fair value of each option grant was estimated on the date of grant using a method approximating the Black-Scholes option pricing model.  The assumptions applied are set forth below:

	Year Ended December 31,
	2002	2001	2000
Risk free interest rate	3.0%	5.5%	6.8%
Dividend yield	—	—	—
Expected life	1 year	1-5 years	1-5 years
Volatility	53.9%	58.6%	69.9%
Weighted average fair value	$2.59	$3.73	$2.62

Compensation Plan -

During 2001, three executive officers of the Company were not re-elected to their positions.  These individuals continue to serve on the Company’s Board of Directors and are all subject to employment agreements.  The Compensation Committee of the Board annually reviews and sets compensation for these individuals.  Under the terms of the agreements, (1) the employment period (terminating December 31, 2002 for two executives and December 31, 2003 for the third) will be followed immediately by a four-year period consulting arrangement, (2) upon expiration of the consulting arrangement, each individual will receive a lifetime pension benefit and (3) upon the death of any of the former executives, their designated beneficiary will receive an annual death benefit for a period of ten years.  All these employment agreements contain non-compete clauses.

As a result of the changes in executive responsibilities, the Company accrued all remaining salary obligations under the employment agreements, together with the contractually required present value obligations under the consulting agreements.  Such accrual resulted in a charge to operations amounting to $2,848,000 for the year ended December 31, 2001.  Certain assumptions  made in determining the amount of the accrual were reviewed during the second quarter of 2002 and an adjustment in the amount of $709,000 was credited as executive compensation adjustment on the accompanying consolidated statement of operations.  As a result of certain Stockholder Agreements entered into in August 2002 in connection with the announced Merger Agreement whereby HCC, subject to the conditions thereof, will become a wholly owned subsidiary of Penn National (see Note 1), the former executive officers agreed to settle their outstanding obligations under the employment, consulting and pension agreements at closing of the merger for the adjusted balance less any subsequent payments received under their employment and consulting agreements.  The total obligation accrued under these agreements at December 31, 2002 and 2001 amounted to $6,672,000 and $7,923,000, respectively.  The current portion of the obligation of $680,000 and $823,000 at December 31, 2002 and 2001, respectively, is included in accrued salaries and wages on the accompanying consolidated balance sheet; the remainder of the obligation is included in other noncurrent liabilities.

In February 2002, the Company filed an action in state court in Dallas County, Texas alleging that Jack E. Pratt, a director and stockholder of the Company, breached his fiduciary duties to the Company’s stockholders by using Company funds and property for personal reasons and concealing his and his immediate family’s interests in entities doing business with the Company (the “State Court Lawsuit”).

The Company seeks multiple remedies in the State Court Lawsuit, including restitution for such improper actions, as well as a declaratory judgement that the Company be relieved of any further financial obligations under Mr. Pratt’s employment agreement with the Company.  As of December 31, 2002, the total of such obligation to Mr. Pratt amounted to $3,218,000.  This amount is included in the total obligation as set forth in the preceding paragraph.  The State Court Lawsuit may also affect the ability of Mr. Pratt to exercise stock options previously granted to him.

Employee Retirement Savings Plan -

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering all of its employees who meet certain eligibility requirements as to age and period of employment.  The plan allows employees to contribute up to 15% of their salary on a pre-tax basis (subject to statutory limitations) and invest such monies in a choice of mutual funds on a tax-deferred basis.  The Company matches a portion of the participating employees’ contributions to the plan and may, from time to time, make additional discretionary contributions.  For the years ended December 31, 2002, 2001 and 2000, HCC expensed $861,000, $743,000 and $582,000, respectively, as company contributions to the plan.

(7)                                 Transactions with Related Parties

Greate Bay and its Subsidiaries -

During December 2001, HCC and Greate Bay Casino Corporation (“Greate Bay”) reached an agreement to restructure obligations existing between the two companies.  The Pratt Family owned approximately 35% of the outstanding common stock of Greate Bay prior to its liquidation in July 2002.  Greate Bay also previously held management and consulting contracts with casino properties owned by HCC.  Obligations owed by Greate Bay to HCC consisted of (1) demand notes from Greate Bay with a carrying value of $5,704,000 and interest thereon with a carrying value of $781,000 and (2) deferred interest notes (the “PPI Funding Notes”) issued by a subsidiary of Greate Bay which had a final maturity value of $47,603,000 and which were fully reserved by HCC.  The notes and interest were carried at management’s estimate of the value of the underlying collateral of the obligations.  Because the loans were considered to be impaired and management believed that the recorded amount of the obligations reflected its best estimate of ultimate recovery, no interest income was recognized on a cash-basis method with respect to either of the obligations from Greate Bay.  HCC owed remaining principal of $1,893,000 and interest of $498,000 to a subsidiary of Greate Bay with respect to HCC’s acquisition in 1997 of the general partnership interest in the entity which held the management contract for the Aurora Casino.  Payments under the obligation to the Greate Bay subsidiary had been suspended since March 1, 2000 while negotiations to restructure the obligations continued.

Greate Bay was insolvent and, together with certain of its subsidiaries, filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code on December 28, 2001.  As part of its pre-packaged bankruptcy reorganization, Greate Bay planned to sell its primary asset, with the net proceeds from the sale and Greate Bay’s other remaining cash to be distributed to an unrestricted subsidiary of HCC (see Note 13).  Greate Bay paid $2,000,000 in December 2001 to the unrestricted subsidiary and agreed to offset the $2,391,000 owed by HCC against a like amount owed to HCC.  At December 31, 2001, HCC adjusted the carrying value of the notes and interest due from Greate Bay to $12,922,000 (net of reserves of $46,503,000), management’s estimate of the proceeds yet to be received, subject to the confirmation of the bankruptcy court.  As a result of this adjustment to carrying value, together with the proceeds received in December 2001 and the offset of obligations, HCC recognized a recovery on its affiliate obligations amounting to $10,828,000 on the accompanying consolidated statement of operations for the year ended December 31, 2001.

The sale of Greate Bay’s primary asset was approved by the bankruptcy court on March 6, 2002 and was completed on March 19, 2002.  During the second quarter of 2002, Greate Bay, in order to ensure timely confirmation by the bankruptcy court, agreed to amend its plan of reorganization to include payment to Las Vegas Sands, Inc. (“LVSI”) of $1,500,000 for a previously disputed claim.  The plan of reorganization was confirmed in July 2002 and the unrestricted subsidiary of HCC received payment from Greate Bay totaling $13,162,000.  Management anticipates the receipt of an additional $1,000,000 upon release of an escrow account during the third quarter of 2003.  This escrow account is reflected as restricted cash on the accompanying consolidated balance sheet at December 31, 2002.  Costs and fees incurred by HCC have amounted to $2,040,000.  Primarily as a result of Greate Bay’s settlement of the disputed LVSI claim, HCC recorded an adjustment to the carrying value of its receivables from Greate Bay in the amount of $800,000 as a loss on affiliate obligations on the accompanying consolidated statement of operations for the year ended December 31, 2002.

HCA and HCT entered into maintenance and support agreements with Advanced Casino Systems Corporation (“ACSC”) effective as of January 1, 2000.   The Shreveport Partnership also entered into a maintenance agreement with ACSC effective as of October 12, 2000.  Prior to March 19, 2002, ACSC was a wholly owned subsidiary of Greate Bay.  On March 19, 2002, GBCC completed the sale of ACSC to Bally Gaming, Inc., a wholly owned subsidiary of Alliance Gaming Corporation, an unaffiliated third party.   The agreements with ACSC provided for monthly fees in the aggregate of $37,000 (subject to change upon 60 days written notice) plus additional services at rates charged by ACSC to third parties.  The agreements had an initial term of one year with automatic annual renewals unless notice of termination was given.  ACSC also performed and billed HCC and its subsidiaries for certain administrative and marketing services.  ACSC’s billings to HCC and its subsidiaries for such products and services during the 2002 period prior to the March 19 sale date of ACSC and during the years ended December 31,  2001 and 2000 amounted to $369,000, $1,836,000 and $950,000, respectively.  At December 31, 2001, unpaid charges of $168,000 are included in due to affiliates on the accompanying consolidated balance sheet.  New maintenance and support agreements were entered into with ACSC’s new owners effective March 19, 2002.

The Shreveport Casino’s casino system software was provided and installed by ACSC.  Total costs incurred in connection with the installation of the software system amounting to $2,626,000 are included in operating equipment on both the accompanying consolidated balance sheets at December 31, 2002 and 2001.

HCC allocated certain general and administrative costs to Greate Bay and its subsidiaries pursuant to  services agreements.  Such allocated costs and fees amounted to $188,000 during the period prior to Greate Bay’s liquidation in 2002 and $382,000 during each of the years ended December 31, 2001 and 2000.

Shreveport Partnership -

In accordance with the amended and restated partnership agreement, HCL loaned $1,000,000 to its joint venture partner which it used to make a $1,000,000 capital contribution to the Shreveport Partnership.  Interest on HCL’s loan to its joint venture partner accrues interest at the prime rate and is payable monthly.  Principal on the loan is payable on December 20, 2010.  The loan is included in other noncurrent assets on the accompanying consolidated balance sheets.  The joint venture partner was also given credit for an additional $1,000,000 capital contribution upon the closing of the Shreveport First Mortgage Notes.  The credit was  in recognition of guarantees provided by an affiliate of the joint venture partner which were necessary for the Shreveport Partnership to obtain approval of its development plans.  The $2,000,000 equity interest of the joint venture partner is included in minority interest on the accompanying consolidated balance sheets of HCC at December 31, 2002 and 2001.

For so long as it remains a joint venture partner, HCL’s joint venture partner will receive, among other things, an amount equal to 1% of “complex net revenues” of the Shreveport Casino, as defined, which approximates net revenues.  Such payment is in exchange for the assignment by the partner of its interest in the partnership to HCL.  Allocations to the joint venture partner amounted to $1,464,000, $1,438,000 and $78,000, respectively, during the years ended December 31, 2002, 2001 and 2000 and are reflected as minority interest in Hollywood Casino Shreveport on the accompanying consolidated statements of operations.

The Shreveport Partnership has also entered into an agreement with HCL’s joint venture partner to provide certain marine services for so long as it remains a joint venture partner.  The Marine Services Agreement became effective on September 22, 1998 and, in addition to the reimbursement to the partner for its direct expenses incurred, if any, the Shreveport Casino pays a monthly fee of $30,000 effective with its opening.  Fees incurred under the agreement during 2002, 2001 and 2000 amounted to $360,000, $360,000 and $12,000, respectively.  Unpaid charges of $30,000 are included in due to affiliates on the accompanying consolidated balance sheets at both December 31, 2002 and 2001.

During July 2002, the Shreveport Partnership reimbursed $598,000 of construction finish out costs incurred by an outside lessee with respect to approximately 45,000 square feet of available restaurant and entertainment space located on property leased from the Shreveport Casino.  Effective as of May 1, 2002, the Shreveport Partnership began receiving rental payments of $6 per square foot annually, payable at the rate of $22,000 per month.  In addition, the Shreveport Partnership will receive percentage rentals as specified in the lease agreement.  Total rental income earned during the year ended December 31, 2002 amounted to $179,000.  The lessee is a limited liability company in which certain relatives of Jack E. Pratt, a principal stockholder and director of HCC, hold directly or indirectly an approximate 20% interest.  These relatives, as well as certain other associates of the principal stockholder, have held and may continue to hold directly or indirectly interests in certain sublessees of the lessee that are or will be operating tenants in the space.

Other -

Edward T. Pratt III,  Chief Executive Officer of the Company, submitted documentation seeking reimbursement of expenses incurred by him on behalf of the Company covering periods from 1994 to 2001.  Following (1) a review of such documentation and (2) approval of the Audit Committee of the Company’s Board of Directors, the Company recorded an expense in the amount of $84,000, which is included in general and administrative expenses on the accompanying consolidated statement of operations for the year ended December 31, 2002.  The reimbursement payable to Mr. Pratt in the amount of $55,000 (reduced for net receivables outstanding of $29,000) is included in accounts payable on the accompanying consolidated balance sheet at December 31, 2002.

(8)                                 State Gaming Regulations

Riverboat gaming operations in Illinois are subject to regulatory control by the Illinois Gaming Board.  Illinois law requires that HCA maintain its Owners’ License in order to operate.  HCA’s Owners’ License was renewed by the Illinois Gaming Board in December 2000 for a period of four years to December 2004. Gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission.  Under the provisions of the Mississippi gaming regulations, HCT is required to maintain all necessary licenses.  The ownership license for the Tunica Casino has been renewed until October 2004.  HCL and the Shreveport Partnership are subject to regulatory control by the LGCB and must maintain all required licenses.  The ownership license for the Shreveport Casino was renewed in October 1999 for a period of five years.

If it were determined that gaming laws were violated by a licensee, the gaming licenses held by each licensee could be limited, conditioned, suspended or revoked.  In addition, the licensees and other persons involved could be subject to substantial fines.

HCC previously was notified that the Louisiana State Police, Casino Gaming Division (the “Division”) had set a hearing regarding testimony of a third party given in a court proceeding which may be in conflict with testimony provided by Jack E. Pratt, a current director of HCC, to representatives of the Division.  Prior to such a hearing, HCC’s Louisiana licensee subsidiary, the Shreveport Partnership, and the Division entered into an agreement in which, among other things, the Shreveport Partnership acknowledged no violation of law but agreed to pay to the Division the sum of $200,000.  The agreement was approved by the Louisiana Gaming Control Board in November 2002 and becomes effective only upon consummation of the announced merger of HCC and Penn National.  If the merger is not consummated, the respective parties to the agreement will be in the same position they were in prior to entering into the agreement and, absent another settlement, a hearing on the subject matters would likely proceed.  In such event, while statutory authority provides that a hearing officer at such a hearing may impose a penalty on the Shreveport Partnership and/or suspend, revoke or restrict its license, the Shreveport Partnership would aggressively defend against any such action.

(9)                                 Litigation

In addition to the State Court Lawsuit (see Note 6), the Company also filed a lawsuit in February 2002 in U.S. District Court in Texas against a number of individuals and their affiliates, including Mr. Jack E. Pratt and Mr. William D. Pratt, two of the Company’s directors and stockholders, alleging violations of the federal securities laws (the “Federal Court Lawsuit”).  Such allegations include the failure to properly report that the defendants and their affiliates have been acting in concert as a group in connection with a planned proxy contest at the next annual shareholders’ meeting and that certain affiliates have acquired common stock of the Company while in possession of material non-public information regarding the Company.  The Company seeks multiple remedies, including requiring the defendants to truthfully and accurately report their activities, as well as seeking an order to enjoin the defendants from further purchases of stock and from voting their shares of stock.

As a result of certain Stockholder Agreements entered into in August 2002 in connection with the announced Merger Agreement whereby HCC, subject to the conditions thereof, will become a wholly owned subsidiary of Penn National (see Note 1), claims between the Company and the stockholders who are also defendants in the State Court Lawsuit and the Federal Court Lawsuit will be stayed while the Merger Agreement remains in effect and released if, and at the time that, the merger between HCC and Penn National is consummated.

On April 23, 2000, the construction site for the Shreveport Casino suffered tornado damage which contributed to the delay in opening the facility.  Management filed damage claims and received reimbursements from its insurance carrier during 2000 in the amount of approximately $1,500,000 to cover substantially all of the cost of repairing the damage incurred.  Management is also seeking to recover lost profits and related claims under its business interruption insurance coverage.  To the extent the delay in the facility’s opening was the responsibility of contractors, management is also seeking to recover damages from those entities.  These matters are the subject of a lawsuit pending in U.S. District Court in Louisiana.  For this and other reasons, the Shreveport Partnership has withheld payment of  certain retainage amounts which the general contractor is currently seeking.  The general contractor has also submitted additional change orders which the Shreveport Partnership is disputing.  The accompanying consolidated balance sheets at December 31, 2002 and 2001 include a liability in the amount of approximately $3,600,000 in accounts payable in connection with the construction project.  Both the recovery of any amounts by the Shreveport Partnership from either its insurance companies or the contractors and the need to pay the general contractor any additional amounts are currently subject to litigation and management is unable to determine the amounts, if any, that will ultimately be received or paid.

On October 8, 1998, the Company filed a complaint against its former independent accountants and tax advisors in the District Court of Dallas County, Texas.  On September 8, 2000, a mutually acceptable agreement was reached concluding the dispute and resulting in the dismissal of the lawsuit.  Terms of the settlement are confidential; however, the Company recognized a pre-tax gain on the settlement, net of related legal fees and other expenses, amounting to $7,220,000, which is included in other non-operating income on the accompanying consolidated statement of operations for the year ended December 31, 2000.

HCC and its subsidiaries are parties in various legal proceedings with respect to the conduct of casino and hotel operations.  Although a possible range of loss cannot be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of these proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCC and its subsidiaries.

(10)                          Commitments and Contingencies

In connection with the announced merger of HCC with Penn National (see Note 1), the Company will enter into financial arrangements with certain employees as an inducement for them to continue their employment until the merger is closed.  Once these arrangements are approved by the Compensation Committee of the Company’s Board of Directors, the payment will be accrued and amortized over the period from approval of the arrangement through the anticipated closing date of the merger in the first quarter of 2003.  The total amount of the payments is estimated to be $511,000.

The Aurora Casino’s dockside facility replaced two riverboats that were previously used.  When construction began on the new facility, the Aurora Casino prospectively adjusted the remaining useful lives of the riverboats and other fixed assets being replaced to reduce the recorded net book value of such assets to a zero basis at the time they would be removed from service.  The riverboats are not currently being used; however, they have not been disposed of as a result of a third party complaint filed in 1999 which challenges the constitutionality of a portion of the legislation enabling dockside gaming.  In the unlikely event that the provisions in question are found to be unconstitutional after all appeals, and the entire legislation is invalidated so that dockside gaming is not permitted, the Aurora Casino will be able to return to using its two riverboats to conduct gaming.  Upon resolution of the legislative issues, management presently anticipates disposing of the riverboats unless an alternative use is identified.  In such event, management currently estimates that the cost of disposal will exceed the salvage value of the boats and related equipment by approximately $832,000.  This estimate is based in large part on current scrap metal prices, which are volatile in nature and are currently depressed.  No provision has been made in the accompanying consolidated financial statements for such excess disposal costs due to the inability to predict with any degree of certainty the timing and likelihood of the riverboats’ disposal or the prevailing scrap metal prices at such future date.

(11)                Supplemental Cash Flow Information

During 2002, officers of HCC exercised certain options to acquire common stock of the Company by means of tendering common stock in accordance with the terms of the 1996 Hollywood Casino Corporation Long-Term Incentive Plan.  The officers exercised options for 340,000 shares of common stock, using 140,918 shares previously held by the officers (valued at a weighted average market price of $13.74 per share) and approximately $1,000 cash to pay the exercise price ($834,000) and the related taxes required to be withheld ($1,103,000).  HCC has reflected the 140,918 shares tendered on the accompanying consolidated statement of cash flows for the year ended December 31, 2002 as treasury stock acquired for the $1,103,000 HCC paid with respect to taxes.  The additional $833,000 in market value of the treasury stock received and the corresponding exercise price for the common stock issued are excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 2002 as a noncash transaction.

At December 31, 2002, the Aurora Casino had received operating equipment with a cost of $977,000 for which it had not yet paid.  This purchase of property and equipment and the related change in accounts payable have been excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 2002 as a noncash transaction.

During 2001, HCC offset $2,391,000 of PPI Funding Notes against its outstanding obligations to a Greate Bay subsidiary consisting of note payable with a principal balance of $1,893,000 together with $498,000 of accrued interest thereon (see Note 7).  The offset has been excluded from the accompanying consolidated statement of cash flows as a noncash transaction.

During 2001, HCT converted $216,000 of receivables from Tunica Golf Course LLC, its equity investment, to an additional investment in the limited liability company.  The contribution has been excluded from the accompanying consolidated statement of cash flows as a noncash transaction.

During 2000 the Shreveport Partnership obtained proceeds under capital lease obligations amounting to $30,000,000 used to purchase fixed assets during the construction period (Note 4).

During 2000, HCC offset $146,000 of the outstanding principal balance of certain demand notes due from Greate Bay against certain payables HCC owed to Greate Bay (Note 7).  This offset has been excluded from the accompanying consolidated statement of cash flows as a noncash transaction.

In connection with the acquisition of a joint venture partner’s interest in the Shreveport Partnership during April 1999 (see Note 1), a contingent liability in the amount of $2,499,000 was incurred.   The contingent liability was converted to a note payable and was paid during 2001.  The recording of the note was excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 2000 as a non-cash transaction.

(12)                          Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, cash equivalents and short-term investments -  The carrying amounts approximate fair value because of the short maturity of these instruments.

Restricted cash -  The carrying amount approximates fair value because of the short maturity of this instrument.

Note receivable - The carrying amount approximates fair value because the note has a floating interest rate; accordingly the discounted cash flow of future payments equals the carrying amount.

Notes receivable - affiliates - The fair value of notes receivable is calculated based on the estimated realizable value.

Interest payable - The carrying amount of interest payable approximates fair value because of the short maturity of the obligation.

Long-term debt - The fair value of HCC’s long-term debt is estimated based on either the quoted market price of the underlying debt issue or on the discounted cash flow of future payments utilizing current rates available to HCC for debt of similar remaining maturities.  Debt obligations with a short remaining maturity are valued at the carrying amount.  Subsequent to December 31, 2002, the price of the Shreveport First Mortgage Notes and Shreveport Senior Secured Notes suffered significant declines reducing their fair market values to $118,500,000 and $28,080,000, respectively.

The estimated carrying amounts and fair values of HCC’s financial instruments are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets:
Cash and cash equivalents	$127,256,000	$127,256,000	$131,849,000	$131,849,000
Short-term investments	80,000	80,000	—	—
Restricted cash	1,000,000	1,000,000	—	—
Note receivable	1,000,000	1,000,000	1,000,000	1,000,000
Notes receivable - affiliates	—	—	12,922,000	12,922,000

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Liabilities:
Interest payable	$18,519,000	$18,519,000	$17,570,000	$17,570,000
11.25% Senior Secured Notes	310,000,000	334,800,000	310,000,000	337,900,000
Floating rate Senior Secured Notes	50,000,000	51,000,000	50,000,000	51,000,000
13% Shreveport First Mortgage Notes	150,000,000	152,250,000	150,000,000	142,500,000
13% Senior Secured Notes	39,891,000	39,585,000	40,078,000	36,075,000
Equipment loans	3,000	3,000	245,000	244,000
Bank debt	—	—	398,000	403,000
Bank credit facility	478,000	479,000	950,000	953,000
Other debt	20,000	22,000	27,000	29,000

(13)                          Unrestricted Subsidiaries (Unaudited)

Under the terms of the indenture to the Senior Secured Notes (see Note 3(a)), certain subsidiaries and investees of HCC have been designated as “Unrestricted Subsidiaries.”  Unrestricted Subsidiaries generally do not provide credit support for the Senior Secured Notes and obligations of Unrestricted Subsidiaries are non-recourse to HCC.  Unrestricted Subsidiaries of HCC during 2002 consisted of HCL and its subsidiaries; HWCC-Holdings, Inc.; and HWCC-Golf Course Partners, Inc.  The following presentation summarizes the financial position and results of operations of the Company reflecting its Unrestricted Subsidiaries under the equity method of accounting.  Such information is not intended to be a presentation in conformity with generally accepted accounting principles and is included for purposes of complying with certain reporting requirements as contained in the indenture to the Senior Secured Notes.

Condensed Balance Sheet

December 31, 2002

(amounts in thousands)

Current Assets:
Cash and cash items	$73,499
Short-term investments	80
Accounts receivable, net of allowance of $2,277	3,739
Inventories	1,444
Prepaid expenses and other current assets	7,754
86,516
Investment in and advances to Unrestricted Subsidiaries	12,353

Property and equipment, net of accumulated depreciation and amortization of $74,905	197,837

Other Assets:

Deferred finance costs	6,036
Other assets	11,146
17,182
$313,888

Current Liabilities:
Current maturities of long- term debt and capital leases	$1,783
Accounts payable and accrued liabilities	33,020
Other current liabilities	2,314

37,117
Long-term debt	360,183
Capital lease obligations	15,219

Other noncurrent liabilities	8,036

Shareholders’ deficit:
Common stock	3
Additional paid-in capital	217,122
Accumulated deficit	(323,792)

(106,667)

$313,888

Condensed Statement of Operations

Year Ended December 31, 2002

(amounts in thousands)

Net revenues	$353,816

Expenses:
Departmental expenses	245,135
General and administrative	23,248
Depreciation and amortization	25,570
Development	72
Executive compensation adjustment	(709)
Impairment losses	1,133
Loss on early extinguishment of debt	195

Total expenses	294,644

Income from operations	59,172
Non-operating expense, net	(39,672)
Income before taxes and other item	19,500
Income tax provision	(3,497)
Income before other item	16,003
Equity in losses of unrestricted subsidiaries	(28,253)
Net loss	$(12,250)

(14)                          Selected Quarterly Financial Data (Unaudited)

	Quarter
	First	Second	Third	Fourth

Year ended December 31, 2002:

Net revenues	$123,184,000	$123,627,000	$130,002,000	$123,359,000

Net income (loss)	$2,661,000	$(348,000)	$(9,656,000)	$(4,907,000)

Basic net income (loss) per common share(1)	$.11	$(.01)	$(.38)	$(.19)

Diluted net income (loss) per common share(1)	$.10	$(.01)	$(.38)	$(.19)

Year ended December 31, 2001:

Net revenues	$116,290,000	$113,534,000	$116,511,000	$111,721,000

Net (loss) income	$(11,705,000)	$(15,995,000)	$(2,912,000)	$1,862,000

Basic and diluted net (loss) income per common share(1)	$(.47)	$(.64)	$(.12)	$.07

(1)                                  Earnings per share is calculated separately for each quarter and the full year.  Accordingly, annual earnings per share will not necessarily equal the total of the interim periods.